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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated July 15, 2000, relating to the financial statements and financial highlights which appear in the May 31, 2000 Annual Report to Shareholders of Interstate Tax Exempt Fund (a portfolio of Reserve Tax Exempt Trust) and the May 31, 2000 Annual Report to Shareholders of New York Tax-Exempt Fund (a portfolio of Reserve New York Tax-Exempt Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Investment Management, Distribution and Custodian Agreements - Custodian and Independent Accountants" in such Registration Statement.




PricewaterhouseCoopers LLP

New York, New York
March 27, 2001